Mail Stop 7010

      September 1, 2006

via U.S. mail and facsimile

Garry W. Angle
Vice President-Treasurer
The Rowe Companies
1650 Tysons Boulevard
Suite 710
McLean, VA  22102

	Re:	The Rowe Companies
		Form 10-K for the Fiscal Year Ended November 27, 2005
		Filed February 24, 2006
		File No. 1-10226

Dear Mr. Angle:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to me at (202) 551-3255.

							Sincerely,


							Nili Shah
							Accounting Branch Chief




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE